Exhibit 10.7

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked

“[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and effective this 29th day of April, 2014, by and between Grandparents.com, Inc., a Delaware corporation, having its principal office at 589 Eighth Avenue, 6th Floor, New York, NY 10018 (the “Company”) and Mr. Riaz Latifullah, residing at 4920 30th Street, NW, Washington, DC 20008 (the “Executive”).

NOW, THEREFORE, the parties agree as follows:

1.	Employment.

The Company hereby agrees to employ the Executive as its Chief Financial Officer effective as of July 1, 2014 and the Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to executive employees of the Company. The Chief Financial Officer shall be an officer of the Company. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control.

2.	Duties of Executive.

The duties of the Executive shall include the performance of all of the duties typical of the office(s) or position(s) held by the Executive to the extent described in the bylaws of the Company and such other duties and projects as may be reasonably assigned by the Chief Executive Officer of the Company (the “CEO”). The Executive shall devote his full time efforts, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner. Nothing herein shall preclude the Executive from participating as a member of a board of directors or an advisory board of, or performing services for, any company whose business does not compete with the business of the Company or with respect to any investment activities so long as such activities do not, individually or in the aggregate, materially interfere with the performance of the duties contemplated herein.

3.	Compensation.

In consideration of the services to be rendered by the Executive hereunder, the Company shall compensate the Executive as follows:

A.	Beginning on July 1, 2014, the Company shall pay the Executive a base salary of $285,000 per year (subject to increase at the discretion of the board of directors of the Company (the “Board”), in its sole discretion), less applicable withholdings and deductions, payable in equal installments according to the Company’s regular payroll schedule.

B.	On the date of this Agreement, the Executive shall be granted under the Plan (as defined below) an option (the “Option”) which is intended, to the greatest extent practicable, to be an incentive stock option (within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”)) to purchase 5,000,000 shares (the “Option Shares”) of the Company’s common stock, of which 500,000 shall vest on December 31, 2014 (the “Initial Shares”), subject to the continued employment of the Executive as of such date, and the balance shall vest annually pro rata over a four year period with the first tranche vesting on December 31, 2015 (the “Remaining Shares”) subject to the continued employment of the Executive and, with respect to the Remaining Shares, the Executive’s attainment of the Performance Criteria (as defined herein), in each case pursuant to this Agreement. The Option Shares shall have a term of five (5) years with an exercise price equal to the Fair Market Value (as defined in the Company’s 2012 Stock Incentive Plan (the “Plan”)) as of the date hereof, subject to adjustments for stock splits, combinations, recapitalizations and other events consistent with the terms of the Plan. Beginning in fiscal 2015 and following the medical supplement insurance program as endorsed by the Company being approved and registered in at least [***] states, the annual vesting of the Remaining Shares shall be subject to the Company achieving no less than [***]% of its projected [***] as shown at the bottom of Exhibit A as attached hereto or as otherwise mutually agreed to by the Board and the Executive for 2015 or 2016 or as determined by the Board at the beginning of each fiscal year thereafter (the “Performance Criteria”). To the extent not already registered, the Company will register the Option and Option Shares on a Form S-8 Registration Statement (or, if not so eligible, on another applicable form) as soon as practicable following the date of this Agreement. In the event of a termination of Executive’s employment by the Company without Cause (as hereinafter defined) or by Executive with Good Reason (as hereinafter defined), all unvested Options shall expire and the vested Options shall remain outstanding until the third anniversary of the date of termination or July 1, 2019 whichever is earlier, after which remaining vested Options shall expire. In the event of a termination of Executive’s employment by the Company with Cause or by Executive without Good Reason, all unvested Options shall expire and Executive shall have 90 days from the date of such termination to exercise vested Options, after which remaining vested Options shall expire.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked

“[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

4.	Benefits.

Effective as of July 1, 2014, the Executive shall be entitled to the following benefits:

A.	Holidays. The Executive will be entitled to the same holiday schedule as provided to other officers of the Company as set forth in the Company’s employment benefits plan, as may be modified from time to time. The Company will notify the Executive on or about the beginning of each calendar year with respect to the holiday schedule for the coming year.

B.	Vacation. The Executive shall be entitled to four (4) weeks paid vacation days in each calendar year; provided that such vacation may not be taken in increments of more than two (2) consecutive weeks at any time.

C.	Sick Leave. The Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of the Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the CEO.

D.	Medical and Group Life Insurance. The Company agrees to include the Executive in the group medical and hospital plan of the Company and, at such time as the Company offers group life insurance to its other officers, to provide group life insurance for the Executive at no charge to the Executive during the term of this Agreement. However, the Executive shall receive the same benefits as other officers of the Company. The Executive shall be responsible for payment of any federal or state income tax imposed on these benefits to the same extent as other officers of the Company.

2

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked

“[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

E.	Bonus, Incentive, Pension and Profit Sharing Plans. The Executive shall be entitled to participate in all bonus, incentive, pension or profit sharing plan or other type of additional benefits provided by the Company for the benefit of officers or regular employees or both.

F.	Housing. The Company shall provide the Executive with a furnished apartment in New York City. The Company shall pay for basic utilities (water, phone, internet, cable, gas and electric) for such apartment.

G.	Expense Reimbursement. The Executive shall be entitled to reimbursement for all reasonable expenses, including, travel and entertainment, actually incurred by the Executive in the performance of the Executive’s duties, including weekly transportation expenses related to the Executive’s weekly round-trip travel from Washington, D.C. to New York City. The Executive will maintain records and written receipts as required by Company policy.

H.	Legal Fees. The Company shall reimburse the Executive for up to $2,000 of actually incurred legal fees in connection with the preparation and negotiation of this Agreement.

5.	Term and Termination

A.	The term of this Agreement shall commence on July 1, 2014 and shall continue in effect until the fifth anniversary of the date of this Agreement. Thereafter, this Agreement shall be renewed automatically for annual one-year terms unless the Company or the Executive shall provide its/his written notice of intention not to renew this Agreement no later than ninety (90) days prior to the end of the then effective term.

B.	The Company may terminate the Executive for cause as defined in this paragraph. Cause is defined as: the Executive (i) has committed willful misconduct or been grossly negligent in performing his material obligations owed to the Company in this Agreement, (ii) is convicted of a criminal act of moral turpitude or (iii) the Executive’s failure to meet the Performance Criteria for any given year. The Company may terminate this Agreement for Cause upon thirty (30) day’s prior written notice to the Executive detailing the events that the Company believes constitutes Cause; provided that if the breach reasonably may be cured, the Executive has been given at least thirty (30) days after Executive’s receipt of written notice of such breach from the Company to cure such breach. Whether or not such breach has been cured will be determined in the reasonable judgment of the Board. In the event of termination of this Agreement pursuant to this paragraph, the Executive shall be paid only (i) at the then applicable base salary rate and (ii) any accrued bonus or benefit, in each case, up to and including the date of termination, as well as reimbursement for expenses. In the event of termination of the Executive pursuant to this paragraph, the Company may immediately relieve the Executive of all duties and immediately terminate this Agreement, provided that the Company shall pay the Executive at the then applicable base salary rate to the termination date included in the Company’s original termination notice.

C.	The Executive may terminate this Agreement at the Executive’s discretion by providing at least thirty (30) days prior written notice to the Company. In the event of termination by the Executive pursuant to this paragraph, the Company may immediately relieve the Executive of all duties and immediately terminate this Agreement, provided that the Company shall pay the Executive at the then applicable base salary rate to the termination date included in the Executive’s original termination notice.

3

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked

“[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

D.	In the event the Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets or sells more than fifty (50%) percent of the outstanding common shares of the Company in one or a series of transactions (a “Change of Control”), all unvested options held by Executive shall immediately vest and become exercisable.

E.	In the event that any payments made and/or benefits provided to the Executive under this Agreement or otherwise (the “Payments”) are subject to any excise taxes imposed by Section 4999 of the Code (the “Excise Taxes”), the Company shall pay the Executive such additional cash payment(s) (hereinafter collectively called the “Gross Up Payment”) such that the net amount that the Executive would retain after deduction and/or payment of any Excise Taxes on the Payments, and any interest and/or penalties assessed by the Internal Revenue Service with respect to the Excise Taxes, and taking into account the tax consequences of all additional cash payments made by the Company pursuant to this Section 5D, shall be equal to the aggregate value of Payments. The determination of whether such Excise Taxes are payable and the amount thereof shall be based upon the opinion of counsel selected by the Company and acceptable to the Executive. Any such additional cash payment by the Company shall be paid by the Company to the Executive in one lump sum cash payment one hundred and eighty (180) days following the determination that such payments are due.

F.	In the event the Company terminates the Executive without Cause or the Executive resigns his employment for Good Reason, the Company shall pay to the Executive on or not more than 30 days after the date of termination: (i) a lump sum cash payment equivalent to Executive’s annual salary, (ii) a lump sum cash payment equivalent to any awarded but unpaid bonuses and any accrued bonus (based on the target bonus for such fiscal year) or benefit, and (iii) COBRA payments for one year. For the purposes of this Agreement, “Good Reason” shall mean: (a) Executive no longer reports directly to the CEO or the Company’s Board of Directors, (b) there has been a material diminution in Executive’s powers, duties, or responsibilities, (c) Executive no longer holds the position of Chief Financial Officer unless otherwise consented to by Executive, (d) the Company’s material breach of any provision of this Agreement, (e) the Company fails to pay or make any payment, award, or grant provided for in this Agreement, or (f) the Company relocates Executive’s place of work outside of 25 miles from midtown Manhattan. Good Reason shall not exist hereunder unless the Executive provides notice in writing to the Company of the existence of a condition described above within a period not to exceed 90 days of the initial existence of the condition, upon the notice of which the Company does not remedy the condition within thirty (30) days of receipt of such notice (if susceptible to cure) and the Executive actually terminates his employment within ninety (90) days of the occurrence of such condition.

G.	Upon termination of this Agreement in the event the Company terminates the Executive without Cause or the Executive resigns his employment for Good Reason within twelve (12) months after a Change of Control, provided the Term has not expired, the Company shall pay to Executive on or not more than 30 days after the date of termination the following amounts: (i) Executive’s unpaid salary through the end of the term of this Agreement, (ii) a lump sum cash payment equivalent to any awarded but unpaid bonuses and any accrued bonus (based on the target bonus for such fiscal year) or benefit, and (iii) COBRA payments for one year.

4

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked

“[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

6.	Employee Covenants.

A.	Unauthorized Disclosure. The Executive shall not, effective as of the date hereof and continuing through the term of this Agreement and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, “Unauthorized Disclosure” shall mean disclosure by the Executive without the prior written consent of the CEO of the Company to any person or entity, other than an employee of the Company or a person or entity to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive officer of the Company, of any confidential information relating to the business or prospects of the Company including, but not limited to, any confidential information with respect to any of the Company’s customers, products, methods of distribution, strategies, business and marketing plans and business policies and practices, except (i) to the extent disclosure is or may be required by law, by a court of law or by any governmental agency or other person or entity with apparent jurisdiction to require him to divulge, disclose or make available such information or (ii) in confidence to an attorney or other advisor for the purpose of securing professional advice concerning the Executive’s personal matters provided such attorney or other advisor agrees to observe these confidentiality provisions. Unauthorized Disclosure shall not include the use or disclosure by the Executive, without consent, of any information known generally to the public or known within the Company’s trade or industry (other than as a result of disclosure by him in violation of this paragraph). This confidentiality covenant has no temporal, geographical or territorial restriction.

B.	Non-Competition. If the Company terminates Executive for Cause or if Executive terminates without Good Reason, then for a period of one (1) year following such termination, the Executive shall not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (other than as a 5% or less stockholder, partner, or beneficial owner) any business competitive to the Company as of the date of termination of this Agreement.

C.	Non-Solicitation. If the Company terminates Executive for Cause or if Executive terminates without Good Reason, then for a period of one year after such termination, the Executive shall not, either directly or indirectly, alone or in conjunction with another person, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, its subsidiaries and/or affiliates, with any person who at any time was an employee, advisor, consultant or agent of the Company as of the date of termination of this Agreement.

D.	Remedies. The Executive agrees that any breach of the terms of this Section would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law, and further agrees that in the event of said breach or any threat of breach, the Company shall be entitled to seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive, in addition to any other remedies to which the Company may be entitled at law or in equity. The Executive and the Company further agree that the provisions of the covenants not to compete and solicit are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. Should a court or arbitrator determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenants should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

5

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked

“[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

7.	Company Covenants.

A.	To the greatest extent permitted by Delaware General Corporation Law §145, and subject to the provisions thereof, if Executive is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that Executive is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise, Executive shall be entitled to indemnification against, and advancement of, expenses (including attorneys’ fees and expenses as and when incurred), judgments, fines, and amounts paid in settlement actually and reasonably incurred by Executive in connection with such action, suit or proceeding. The indemnification and advancement provided by, or granted pursuant to, this Section 7 shall not be deemed exclusive of any other rights to which Executive may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in Executive’s person’s official capacity and as to action in another capacity while holding such office. In addition, to the rights set forth in this Section 7, Executive shall be entitled to indemnification and/or advancement rights no less favorable than such rights granted to other senior executives of the Company. This Section 7 shall survive the termination or expiration of this Agreement for any reason.

B.	As of the date this Agreement is executed, the Company shall have secured and thereafter shall maintain in force a Directors and Officers liability insurance policy with a face amount of $10,000,000, covering Executive for all claims made against Executive during, and against Executive in respect of, the period he is a director, officer, or employee of the Company. This Section 7 shall survive the termination or expiration of this Agreement for any reason.

C.	After the date hereof, promptly at such times required by the Securities and Exchange Act of 1934, as amended (the “1934 Act”), the Company shall assist the Executive with timely filing under any applicable rule under the 1934 Act relating to Executive’s ownership or disposition of Company securities. The Company will make its counsel available to Executive to discuss whether a transaction effected by or in favor of Executive requires a filing or amendment and to assist in the preparation and filing of any such filing or amendment and the Company will pay for all expenses, including, without limitation, legal fees and expenses incurred in connection with such filings and amendments.

8.	Notices.

Any notice required by this Agreement or given in connection with it shall be deemed to have been given if delivered in writing personally or by certified mail, postage prepaid, or recognized overnight delivery services to the appropriate party at the address set forth below, or at such other address as each party may designate in writing to the other:

6

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked

“[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

If to the Company:

Grandparents.com, Inc.

589 Eighth Avenue, 6th Floor

New York, NY 10018

with a copy to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022

Attention: Robert Friedman

If to the Executive:

Riaz Latifullah

4920 30th Street, NW

Washington, DC 20008

9.	Final Agreement; Modifications.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

10.	Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

11.	Headings.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meanings or intent.

12.	No Assignment.

Neither this Agreement nor any interest in this Agreement may be assigned by the Executive or the Company without the prior express written approval of the other party, which may be withheld by such party at its or his absolute discretion. Notwithstanding the foregoing, (1) the Company may assign this Agreement to a successor by merger, consolidation or sale of all or substantially all of its assets so long as such successor assumes and agrees to be bound by all of the provisions of this Agreement and (2) in the event of Executive’s death, this Agreement will be binding upon and inure to the benefit of the Executive’s legal representatives.

13.	Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

7

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked

“[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

14.	Arbitration.

In the event of any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement, if either party delivers to the other party a written demand for arbitration of a controversy or claim, then such claim or controversy shall be submitted to binding arbitration. The binding arbitration shall be administered by the American Arbitration Association in accordance with the AAA rules governing the resolution of employment disputes in effect at the time of the arbitration (including, without limitation, rules applicable to the selection of the arbitrator), except as they may be modified by the provisions of this Agreement. The arbitration shall take place in New York, NY. Each of the Company and the Executive shall appoint one person to act as an arbitrator, and a third arbitrator shall be chosen by the first two arbitrators (such three arbitrators, the “Panel”). The Panel shall have no authority to award punitive damages against the Company or the Executive. The Panel shall have no authority to add to, alter, amend or refuse to enforce any portion of the disputed agreements. The Company and the Executive each waive any right to a jury trial or to petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement.

15.	Expenses/Attorneys’ Fees.

Except as provided in Section 4.H of this Agreement, each party shall bear its own expenses in connection with any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement.

16.	Section 409A of the Code.

(i)                 General. It is intended that payments and benefits made or provided under this Agreement shall comply with Section 409A of the Code or an exemption thereto. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on the Executive pursuant to Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(ii)               Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

8

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked

“[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

(iii)             Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology reasonably established by the Company as in effect on the date of Executive’s separation from service (as determined in accordance with Section 409A of the Code) and to the extent required to avoid an excise tax under Section 409A of the Code), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Executive under this Agreement during the six-month period immediately following the Executive’s separation from service on account of the Executive’s separation from service shall be accumulated and paid to Executive with interest at the Prime Rate (as reported in the Wall Street Journal) plus two percentage points on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”). If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid either to the Executive’s beneficiary or the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Executive’s death.

(iv)             Separation from Service. Despite any contrary provision of this Agreement, any references to termination of employment or date of termination shall mean and refer to the date of Executive’s “separation from service,” as that term is defined in Section 409A of the Code and Treasury regulation Section 1.409A-1(h).

17.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, and may be executed by delivery of a facsimile or electronic mail copy of a signed signature page.

[Signatures follow on next page]

9

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked

“[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date written.

GRANDPARENTS.COM, INC.

By:	/s/ Steve Leber
Steve Leber
Chairman and Co-Chief Executive Officer

EXECUTIVE

/s/ Riaz Latifullah
Riaz Latifullah

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked

“[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

EXHIBIT A

PROJECTIONS

[***]